Exhibit 99.1

CONTACT

Norma I. Salcido

Director, Marketing and Communications

FiberNet Telecom Group, Inc.

(212) 405-6200

norma.salcido@ftgx.com

FiberNet Reports Fourth Quarter and Full Year 2007 Results

Fourth Quarter of 2007 Revenues Increase 21.4% and EBITDA Increases 47.0% Over Comparable Period in 2006

NEW YORK – March 25, 2008 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX), a leading provider of complex interconnection services, today announced its results for the fourth quarter and fiscal year ended December 31, 2007.

Revenues for the fourth quarter of 2007 increased to $13.6 million, up 21.4% from $11.2 million for the fourth quarter of 2006 and up 8.6% from $12.5 million for the third quarter of 2007. Included in revenues for the fourth quarter of 2007 were $0.3 million in non-recurring revenues from an early termination fee collected from a customer. Excluding this fee, revenues for the fourth quarter of 2007 were $13.2 million, up 18.4% from the fourth quarter of 2006 and up 6.0% from the third quarter of 2007.

EBITDA (as defined) for the fourth quarter of 2007 was $2.5 million, up 47.0% from $1.7 million for the fourth quarter of 2006 and up 20.6% from $2.1 million for the third quarter of 2007. Included in EBITDA (as defined) for the fourth quarter of 2007 was the early termination fee and $0.1 million of bad debt expense. During the fourth quarter of 2007, FiberNet did not record any write-off of its allowance for doubtful accounts, however. Excluding these items, EBITDA (as defined) for the fourth quarter of 2007 was $2.3 million, up 30.7% from the fourth quarter of 2006 and up 7.2% from the third quarter of 2007.

FiberNet continued to achieve consistent revenue growth in its core product offerings of transport and colocation services. For the fourth quarter of 2007, revenues from transport and colocation services (excluding revenues from access management services) grew by 21.8% over the fourth quarter of 2006 and by 8.5% over the third quarter of 2007.

Transport services remained the most significant component of FiberNet’s revenues, accounting for 77.5% of the total revenues generated in the fourth quarter of 2007. On-net transport revenues were 46.1%, and off-net transport revenues were 31.4% of the total revenues. Off-net transport revenues continued to be the fastest growing area for the Company in the fourth quarter of 2007, increasing by 42.3% from the fourth quarter of 2006 and by 16.8% from the third quarter of 2007.

Colocation services and access management services represented 21.3% and 1.2% of total revenue generated in the fourth quarter, respectively. FiberNet’s customer count also increased to 254 as of December 31, 2007, up from 243 at the end of the fourth quarter of 2006 and 247 at the end of the third quarter of 2007.

For the full year 2007, revenues were $49.8 million, up 24.2% from $40.1 million in 2006. For the full year 2007, on-net transport, off-net transport, colocation and access management services represented 48.4%, 29.5%, 20.8% and 1.3% of the total revenues, respectively. EBITDA (as defined) for the full year 2007 was $8.3 million, an increase of 58.2% over $5.3 million in 2006.

Jon A. DeLuca, President and Chief Executive Officer, stated, “We finished 2007 with a strong fourth quarter. All of the key elements of our business performed well, and we are benefiting from the investments we made in 2007. As we head into 2008, we believe that FiberNet is very well positioned for another solid year. We have a sound, long-term capital structure and the liquidity to continue to expand our business.”

Cost of services for the fourth quarter of 2007 was $6.9 million, compared to $5.8 million for the fourth quarter of 2006 and $6.5 million for the third quarter of 2007. Cost of services for the full year 2007 was $25.5 million, compared to $20.2 million in 2006. These increases were due, in part, to increased off-net connectivity costs and increased occupancy costs from our colocation expansion projects.

Selling, general and administrative expenses for the fourth quarter of 2007 were $4.5 million, compared to $3.9 million in the fourth quarter of 2006 and $4.2 million in the third quarter of 2007. Selling, general and administrative expenses for the full year 2007 were $17.0 million, compared to $15.4 million in 2006. Included in selling, general and administrative expenses for the fourth quarter of 2007 is $0.1 million of bad debt expense.

The net loss applicable to common stockholders for the fourth quarter of 2007 was $(0.6) million, or $(0.08) per share, compared to $(1.3) million, or $(0.18) per share, for the fourth quarter of 2006. The net loss applicable to common stockholders for the third quarter of 2007 was $(0.9) million, or $(0.12) per share. For the full year 2007, FiberNet’s net loss applicable to common stockholders was $(4.9) million, or $(0.66) per share, compared to $(6.9) million in 2006, or $(1.09) per share.

Capital expenditures for the fourth quarter of 2007 were $1.0 million, compared to $1.2 million in the third quarter of 2007 and $0.7 million in the fourth quarter of 2006. For the full year 2007, capital expenditures were $3.8 million, compared to $2.9 million recorded in 2006. In 2007, $2.9 million of capital expenditures were made primarily for the implementation of customer specific orders and the implementation of network infrastructure to support new initiatives, and $0.9 million were invested in colocation expansion projects. For 2008 the Company expects to invest $3.0 million to $4.0 million in general capital expenditures and approximately $3.0 million in its colocation expansion projects, which is a carryover from 2007.

As of December 31, 2007, FiberNet had total assets of $70.9 million and total stockholders’ equity of $39.3 million. As of March 21, 2008, the Company had approximately 7.6 million shares of common stock outstanding, or 8.3 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 0.7 million outstanding options and warrants, 0.1 million are out-of-the-money as of March 21, 2008.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of December 31, 2007, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Tuesday, March 25, 2008, at 11:00 a.m. EDT. To participate in the teleconference please call: 866-578-5771 and enter pass code 86168380, and from outside the U.S. call 617-213-8055 and enter the pass code.

A replay of the teleconference will be available beginning Tuesday, March 25, 2008 at 1:00 p.m. EDT through Tuesday, April 08, 2008. To listen to the replay by phone, call 888-286-8010 and enter pass code 45681257, and from outside the U.S. call 617-801-6888 and enter the pass code.

About FiberNet Telecom Group, Inc.

FiberNet Telecom Group, Inc. owns and operates integrated interconnection facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined as net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Metric:

Consolidated Financial Data

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2007	December 31, 2006	September 30, 2007
Calculation of EBITDA (as defined):

Net loss	$(581)	$(1,284)	$(919)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	347	229	307
Depreciation and amortization	2,411	2,256	2,369

Interest expense, net	367	550	352

Less:
Other income	—	(21)	—

EBITDA (as defined)	$2,544	$1,730	$2,109

Consolidated Financial Data

(in thousands)

(unaudited)

	Year Ended December 31,
	2007	2006
Calculation of EBITDA (as defined):
Net loss	$(4,938)	$(6,925)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	1,108	801
Depreciation and amortization	9,419	8,998
Credit facility amendment expenses (included in selling, general, and administrative expenses)	—	51

Interest expense, net	1,597	2,362

Extraordinary loss on early extinguishment of debt	1,146	—

Less:
Other income	—	(21)

EBITDA (as defined)	$8,332	$5,266

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, (Audited)		Three Months Ended December 31, (Unaudited)
	2007	2006	2007	2006
Revenues	$49,777	$40,080	$13,581	$11,187
Operating expenses:
Cost of services (exclusive of items shown separately below)	25,519	20,224	6,865	5,769
Selling, general and administrative expense	17,034	15,441	4,519	3,917
Depreciation and amortization	9,419	8,998	2,411	2,256

Total operating expenses	51,972	44,663	13,795	11,942

Loss from operations	(2,195)	(4,583)	(214)	(755)
Other income	—	21	—	21
Extraordinary loss on early extinguishment of debt	(1,146)	—	—	—
Interest income	226	159	49	60
Interest expense	(1,823)	(2,522)	(416)	(610)

Net loss	$(4,938)	$(6,925)	$(581)	$(1,284)

Net loss per share — basic and diluted	$(0.66)	$(1.09)	$(0.08)	$(0.18)
Weighted average common shares outstanding — basic and diluted	7,428	6,359	7,616	7,081

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$8,220	$6,802
Accounts receivable, net of allowance of $361 and $452	3,818	3,208
Prepaid expenses	612	656

Total current assets	12,650	10,666
Property, plant and equipment, net	54,921	59,534
Other Assets:
Deferred charges, net of accumulated amortization of $160 and $2,722	845	755
Goodwill	1,613	—
Other assets	883	777

Total other assets	3,341	1,532

TOTAL ASSETS	$70,912	$71,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,553	$3,482
Accrued expenses	7,227	4,719
Notes payable—current portion	700	—
Deferred revenues—current portion	1,282	1,746

Total current liabilities	12,762	9,947
Long-Term Liabilities:
Notes payable, less original issue discount of $0 and $432	13,300	13,729
Deferred revenues, long-term	3,351	3,728
Other long-term liabilities	2,201	1,308

Total Long-Term Liabilities	18,852	18,765

Total liabilities	31,614	28,712

	December 31, 2007	December 31, 2006
Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 7,554,309 and 7,144,464 shares issued and outstanding	8	7
Additional paid-in-capital	445,368	444,327
Deferred rent (warrants)	(1,386)	(1,559)
Accumulated deficit	(404,692)	(399,755)

Total stockholders’ equity	39,298	43,020

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,912	$71,732

FIBERNET TELECOM GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(4,938)	$(6,925)	$(13,935)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,419	8,998	8,840
Stock related expense	1,109	801	513
Impairment of property, plant and equipment	—	—	2,812
Deferred rent expense (warrants)	173	173	173
Loss on early extinguishment of debt	1,146	—	—
Other non-cash expenses	460	1,203	1,285
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(710)	(908)	1,976
Decrease (increase) in prepaid expenses	44	(206)	227
Decrease in other assets	58	751	362
(Decrease) increase in accounts payable	(535)	84	(591)
Increase in accrued expenses and other long-term liabilities	1,475	911	1,222
(Decrease) increase in deferred revenues	(841)	494	(1,708)

Cash provided by operating activities	6,860	5,376	1,176
Cash flows from investing activities:
Capital expenditures	(3,798)	(2,875)	(2,665)
FiberNet stock repurchases	(693)	—	—
Long-term investment	(250)	—	—
Decrease in restricted cash	—	—	1,881

Cash used in investing activities	(4,741)	(2,875)	(784)
Cash flows from financing activities:
Proceeds from warrants exercise	626	358	—
Payment of financing costs of debt financings	(1,167)	(9)	(427)

	Year Ended December 31,
	2007	2006	2005
Repayment of debt financing	(14,160)	—	(1,975)
Proceeds from debt financing	14,000	—	1,000
Payment of financing costs of equity financings	—	(152)	—
Proceeds from issuance of equity securities	—	2,205	—

Cash (used in) provided by financing activities	(701)	2,402	(1,402)

Net increase (decrease) in cash and cash equivalents	1,418	4,903	(1,010)
Cash and cash equivalents at beginning of year	6,802	1,899	2,909

Cash and cash equivalents at end of year	$8,220	$6,802	$1,899

Supplemental disclosures of cash flow information:
Interest paid	$1,435	$1,421	$873